Exhibit 3.44

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION

OF QUILL MEDICAL, INC.

Pursuant to §242 and §245 of the General Corporation Law of the State of Delaware, Quill Medical, Inc. (the “Corporation”) hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows:

1.	The name of the Corporation is Quill Medical, Inc. The Corporation’s original Certificate of Incorporation was filed on August 22, 2000 under the name Quill Medical, Inc.

2.	The Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Amended and Restated Certificate of Incorporation attached hereto and incorporated herein by reference.

3.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with §242 and §245 of the General Corporation Law of the State of Delaware.

4.	This Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Matthew A. Megaro, the President of the Corporation, this 31 day of October, 2000.

/s/ Matthew A. Megaro
Matthew A. Megaro
President

CERTIFICATE OF INCORPORATION

OF

QUILL MEDICAL, INC.

1. The name of the corporation shall be Quill Medical, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808 and the name of the registered agent is Corporation Service Company.

3. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is Fourteen Million (14,000,000) shares, of which Ten Million (10,000,000) shares shall be Common Stock, $0.001 par value per share (the “Common”), and Four Million (4,000,000) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred”). The Preferred may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized from time to time to designate by resolution (a “Series Resolution,” such term being also used to denote the provisions of the Series A Preferred Stock, as designated herein) one or more series of preferred stock in addition to the Series A Preferred Stock designated in this Certificate of Amendment, and the powers, preferences and rights, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be permitted by Delaware law and this Certificate of Amendment, subject to any requirements of this Certificate of Amendment, to fix or alter the number of shares comprising any such series and the designation thereof.

Subject to the foregoing powers, a statement of the designations of the authorized classes of stock, and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, is as follows:

A. Dividends.

The holders of the Preferred and the Common, shall be entitled, when and if declared by the Board of Directors of the Corporation, consistent with Delaware law, to cash dividends and distributions out of funds of the Corporation legally available for that purpose. The Preferred shall have such dividend rights as designated on the Series Resolution or as hereinafter provided for the Series A Preferred Stock.

B. Voting.

Except as otherwise required by the laws of Delaware or as hereinafter provided, the Common shall have one vote per share, and the Preferred shall have such voting rights as designated in the Series Resolution or as hereinafter provided for the Series A Preferred (as hereafter defined).

C. Liquidation Preference.

(1) In the event of a liquidation, dissolution or winding up of the Corporation (collectively, a “Liquidating Event”), after the holders of any series of Preferred having priority on liquidation superior to that of the Series A Preferred shall have received their respective liquidation preference, the holders of Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders (whether from capital or surplus), prior to any payment to the holders of the Common or any series of Preferred having priority on liquidation junior to that of Series A Preferred, a sum equal to the consideration paid per share of Series A Preferred, subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to such shares, multiplied by the number of shares of Series A Preferred (the “Liquidation Preference”), plus all dividends which have been declared on such shares and have theretofore accrued but not been paid. After payment in full of the Liquidation Preference, any assets available for distribution shall be distributed to the holders of the Common, and the holders of Series A Preferred shall not be entitled to any further participation in the remaining assets of the Corporation. If, upon any such Liquidating Event, the net assets of the Corporation are not sufficient to pay in full the amounts so payable to the holders of Series A Preferred and any other series of Preferred having priority on liquidation pari passu to that of Series A Preferred, the holders of all shares of Series A Preferred and any other series of Preferred having priority on liquidation pari passu to that of Series A Preferred shall participate in the distribution of such assets in proportion to their respective liquidation preferences. If the Corporation creates any series of Preferred Stock that, after the payment of the applicable liquidation preference, has the right to participate in the remaining assets of the Corporation, the holders of the Series A Preferred shall also be given such participation rights.

(2) For the purposes of this Paragraph C, any merger or consolidation of the Corporation into or with any other corporation or entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a Liquidating Event, unless the stockholders of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holders of voting securities shall be entitled to vote.

(3) For purposes of this Paragraph C, if any assets distributed to stockholders upon liquidation of the Corporation consist of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

D. Terms of Series A Preferred Stock.

There is hereby created a series of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock designated “Series A Convertible Preferred Stock” (the

“Series A Preferred”), having the following powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof in addition to those otherwise specified in this Certificate of Incorporation.

(1) Voting Rights. Holders of Series A Preferred shall have the number of votes equal to the number of shares of Common into which their shares of Series A Preferred is convertible, as adjusted pursuant to subparagraph D(3) hereof.

(2) Dividends. No dividend or distribution (other than by purchase of Common from employees, officers and directors on terms approved by the Board of Directors in good faith) shall be declared or paid on the Common in any year unless equivalent dividends or distributions, as the case may be (based upon the amount of Common issuable, at the time of such dividend or distribution, upon conversion of Series A Preferred) for such year have been declared and paid on the Series A Preferred.

(3) Conversion. The holders of Series A Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common as is determined by dividing the amount of consideration received by the Corporation for the purchase of each such share by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be $1.00. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred may be converted into shares of Common, shall be subject to adjustment as provided below.

(b) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same, such notice to state the name or names and addresses to which certificates for Common will be issued. No fractional shares of Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of Common as determined by the Board of Directors in good faith. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred, or to a third party such holder may designate in writing, a certificate or certificates for the number of shares of Common to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of conversion into fractional shares of Common plus unpaid dividends, and if less than all the shares of the Series A Preferred represented by such certificates are converted, a certificate representing the shares of Series A Preferred not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder surrendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common or other property issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities. Notice of such conversion in connection with an underwritten public offering of securities shall be given by the Corporation by mail, postage pre-paid, to the holders of the Series A Preferred, at their addresses shown in the Corporation’s records, at least ten (10) days prior to the closing date of the sale of such securities. On or after the closing date as specified in such notice, each holder of Series A Preferred shall surrender such holder’s certificate or certificates representing such shares of Series A Preferred for the number of shares of Common to which such holder is entitled at the office of the Corporation or any transfer agent for the Common. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred a certificate or certificates for the number of shares of Common to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common and any declared but unpaid dividends. The conversion shall be deemed to have occurred as of the close of business on the actual closing date with respect to the sale of such securities, and, notwithstanding that any certificate representing the Series A Preferred to be converted shall not have been surrendered, each holder of such shares of Series A Preferred shall thereafter be treated for all purposes as the record holder of the number of shares of Common issuable to such holder upon such conversion.

(c) Adjustments to Series A Conversion Price.

(i) Adjustments for Subdivisions, Common Dividends, Combinations or Consolidations of Common. In the event the outstanding shares of Common shall be subdivided or increased, by stock split or stock dividend, into a greater number of shares of Common, the Series A Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. If the Common issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares thereof that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

(iii) Adjustments for Merger, Sale, Lease or Conveyance. In the event of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, the Series A Preferred shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of the Series A Preferred would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series A Preferred.

(d) Mandatory Conversion. Each share of Series A Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common as is determined by dividing $1.00 by the Series A Conversion Price in effect at the time of conversion upon the occurrence of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common of the Corporation to the public. All holders of record of shares of Series A Preferred will be given at least twenty (20) days’ prior written notice of the date fixed and place designated for mandatory conversion of the Series A Preferred and the event which resulted in the mandatory conversion of the Series A Preferred into Common. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of the Series A Preferred at each such holder’s address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of Series A Preferred shall surrender his/her/its certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of the Series A Preferred into Common set forth elsewhere in this Certificate of Incorporation shall apply to the mandatory conversion of the Series A Preferred.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this section, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(f) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution (other than by purchase of Common by employees, officers and directors pursuant to the termination of such persons or pursuant to the Corporation’s exercise of rights of first refusal with respect to the Common held by such persons) upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common outstanding involving a change in the Common; or

(iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of shares of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) above; and

(2) in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of shares of Common shall be entitled to exchange their shares of Common for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown in the records of the Corporation.

(g) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in carrying out all the provisions of this subparagraph D(3) and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(h) Reservation of Common. The Corporation shall, at all times when the Series A Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred, such number of its duly authorized shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. Before taking any action which would cause an adjustment reducing the conversion price below the then par value of the shares of Common issuable upon conversion of the Series A Preferred or which would cause the effective purchase price for the Series A Preferred to be less than the par value of the shares of Series A Preferred, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common at such adjusted Series A Conversion Price or effective purchase price, as the case may be.

(i) No Adjustment. Upon any voluntary conversion of the Series A Preferred, no adjustment to the conversion rights shall be made for declared but unpaid dividends on the Series A Preferred surrendered for conversion or on the Common delivered.

(j) Cancellation of Series A Preferred. All shares of Series A Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common in exchange therefor and to receive payment of any declared but unpaid dividends thereon. Any shares of Series A Preferred so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of Series A Preferred accordingly.

(4) Preemptive Rights. Holders of shares of Series A Preferred shall not be entitled on account of holding such shares to preemptive rights or other rights to acquire or subscribe for additional shares or securities of the corporation authorized to be issued.

5. The number of Directors of the Corporation may be fixed by the Bylaws.

6. The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

7. Elections of directors may be, but shall not be required to be, by written ballot.

8. No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, in the event that the General Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This provision shall not affect any provision permitted under the General Corporation Law of Delaware in the certificate of incorporation, Bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

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